Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

Drone Aviation Holding Corp.,

DACS Merger Sub, Inc.

and

ComSovereign Corp.

Dated as of November 27, 2019

i

ii

Schedule I	Index to certain defined terms

Exhibits:

A	Form of the Certificate of Merger
B	Form of the DA Bylaws at the Effective Time

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 27, 2019 (the “Closing Date”), by and between Drone Aviation Holding Corp., a Nevada corporation (“DA”), DACS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DA (“Merger Sub”) and ComSovereign Corp., a Delaware corporation (“ComSovereign”). DA, Merger Sub and ComSovereign may be referred to herein individually as a “Party” and collectively as the “Parties.” Certain additional capitalized terms that are used in this Agreement are defined in Section 5.1. Schedule I provides an index to certain capitalized terms that are defined in other provisions of this Agreement.

RECITALS:

A. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction.

B. The Board of Directors of DA (the “DA Board”) and the Board of Directors of Merger Sub have each: (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of each such Person and its stockholders and (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions.

C. The Board of Directors of Merger Sub has recommended to DA as the sole shareholder of Merger Sub that DA adopt and approve this Agreement, the Merger and the other Contemplated Transactions, and DA, as the sole shareholder of Merger Sub has so adopted and approved this Agreement, the Merger and the other Contemplated Transactions.

D. The Board of Directors of ComSovereign (the “ComSovereign Board”) has: (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of ComSovereign and its stockholders; (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions; and (iii) determined to recommend that the stockholders of ComSovereign adopt and approve this Agreement, the Merger and the other Contemplated Transactions and the stockholders of ComSovereign have adopted and approved this Agreement, the Merger and the other Contemplated Transactions.

E. The Parties intend, for federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
THE MERGER AND EFFECT ON CAPITAL STOCK

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into ComSovereign (the “Merger”), the separate corporate existence of Merger Sub shall cease and ComSovereign shall continue as the surviving corporation in the Merger. ComSovereign, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” As a result of the Merger, the outstanding shares of capital stock of each of ComSovereign and Merger Sub shall be converted or cancelled in the manner provided herein. The corporate existence of ComSovereign, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger except as otherwise may be specifically set forth herein.

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) on the Closing Date. The time of such filing (or such later time as may be agreed in writing by ComSovereign and Merger Sub and specified in the Certificate of Merger) is referred to in this Agreement as the “Effective Time”. The Merger will become effective at the Effective Time. The closing of the Merger and the other Contemplated Transactions (the “Closing”) shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, or by electronic delivery of executed documents, on the Closing Date.

1.3 Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of ComSovereign shall remain and continue as the certificate of incorporation of the Surviving Corporation; and the Bylaws of ComSovereign shall remain and continue as the bylaws of the Surviving Corporation.

(b) Immediately following the Effective Time, the DA Board shall take such actions as required to amend and restate the Bylaws of DA to be in the form attached as Exhibit B, which shall be the Bylaws of DA until thereafter amended in accordance with the DGCL.

1.5 Directors and Officers.

(a) Directors.

(i) At the Effective Time, DA, as the sole shareholder of the Surviving Corporation, and the then-existing Board of Directors of the Surviving Corporation, shall take such actions as required such that the Board of Directors of the Surviving Corporation shall consist of the individual that will hold the office of Chief Executive Officer of DA as of the Effective Time and the individual that will hold the office of Chief Financial Officer of DA as of the Effective Time.

(ii) At the Effective Time, the DA Board will take such actions as required such that the DA Board shall consist of seven (7) directors, six (6) of whom will be Daniel Hodges (Chairman), Richard Berman, Brent Davies, John Howell, James Marks and one additional person to be selected by ComSovereign, and the seventh of whom shall be David Aguilar, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve. Following the Closing, the DA Board shall use its commercially reasonable efforts to cause David Aguilar to continue to be a director of DA for a period of at least two years after the Closing, unless he is removed as a director of DA by the shareholders of DA following his commission of acts of material dishonesty, moral turpitude or malfeasance.

(iii) Each director on the DA Board shall hold office, subject to the applicable provisions of the DA Certificate of Incorporation and Bylaws, until their respective successors shall have been elected and qualified or until otherwise provided by Law.

(b) Officers of DA.   At the Effective Time, the DA Board shall take such actions as required such that the officers of DA shall consist of  the following individuals, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve, with each such officer holding their respective office at the discretion of the DA Board:

(i) Daniel Hodges – Chief Executive Officer

(ii) John Howell – President

(iii) Kendall Carpenter – Chief Financial Officer

(iv) Dr. Dustin McIntire – Chief Technology Officer

(v) Kevin Sherlock – Secretary

(c) Officers of the Surviving Corporation.   At the Effective Time, the Board of Directors of the Surviving Corporation shall take such actions as required such that the officers of the Surviving Corporation consist of the following:

(i) Chief Executive Officer and Secretary: The individual that is elected or appointed as the Chief Executive Officer of DA.

(ii) Chief Financial Officer and Treasurer: The individual that is elected or appointed as the Chief Financial Officer of DA.

1.6 Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a) Conversion of ComSovereign Common Stock.  At the Effective Time, the shares of common stock, par value $0.0001 per share, of ComSovereign (“ComSovereign Common Stock”) issued and outstanding immediately prior to the Effective Time (such shares, other than shares to be cancelled pursuant to Section 1.6(b), the “Merger Shares”) shall be cancelled and extinguished and automatically converted into the right to receive, collectively, 95,000,000 shares of common stock, par value $0.0001 per share, of DA (the “DA Common Stock”), resulting in an exchange ratio (such ratio, the “Exchange Ratio”) of 1.8901542244 shares of DA Common Stock per share of ComSovereign Common Stock (the “Merger Consideration”). Subject to the other provisions herein, in the Merger, each beneficial holder of ComSovereign Common Stock shall be entitled to receive a number of shares of DA Common Stock equal the product of (i) the number of shares of ComSovereign Common Stock held by such Person multiplied by (ii) the Exchange Ratio, rounded to the nearest whole share.

(b) Cancellation of ComSovereign Common Stock owned by ComSovereign.   At the Effective Time, each share of ComSovereign Common Stock that is owned by ComSovereign or any subsidiary of ComSovereign shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no DA Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Merger Sub Common Stock.  At the Effective Time, all shares of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and shall become one shares of fully paid and non-assessable share of ComSovereign Common Stock such that at the Effective Time, ComSovereign shall be a wholly owned subsidiary of DA.

1.7 Lock-Up. As of the Closing, certain officers, directors and other shareholders of DA and ComSovereign, as agreed to by the Parties, shall enter into lock-up agreements between DA and such counterparties, in form as substance as agreed to by the parties thereto.

1.8 Issuance of Shares.

(a) Exchange Agent.   Promptly following the Effective Time, DA shall utilize commercially reasonable efforts to cause its transfer agent to issue the Merger Consideration to the shareholders of ComSovereign effective as of the Effective Time pursuant to the provisions herein, which issuance shall be in book-entry form.

(b) Exchange Procedures.

(i) As a condition of receiving their applicable portion of the Merger Consideration, each shareholder of ComSovereign shall be required to deliver to the transfer agent such documents and items as customarily requested by transfer agents for transactions such as the Transactions.

(ii) The shares of ComSovereign Common Stock converted pursuant to this Agreement (the “Tendered Shares”) shall thereafter be cancelled.

(iii) No dividends or other distributions declared or made after the Effective Time with respect to DA Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Tendered Shares with respect to the shares of DA Common Stock represented thereby until the holder of record of such Tendered Shares shall comply with the requirements of this Section 1.8. Subject to the effect of applicable Law, following surrender of any such Tendered Shares, there shall be issued to the record holder of whole shares of DA Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of DA Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of DA Common Stock.

(c) No Further Ownership Rights in ComSovereign Common Stock.   All shares of DA Common Stock issued upon the surrender for exchange of Tendered Shares in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Tendered Shares. From and after the Effective Time, the stock transfer books of ComSovereign shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ComSovereign Common Stock which were outstanding immediately prior to the Effective Time.

(d) Withholding Rights.  Each of the exchange agent, Surviving Corporation, Merger Sub and DA shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ComSovereign Common Stock such amounts as the exchange agent, Surviving Corporation, Merger Sub or DA, as applicable, is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or deducted in accordance with the provisions of this Section 1.8(d), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ComSovereign Common Stock in respect of which such deduction and withholding was made by the exchange agent, Surviving Corporation, Merger Sub or DA, as applicable. Notwithstanding anything in this Agreement to the contrary, in the event exchange agent, Surviving Corporation, Merger Sub or DA (or any Affiliate thereof) determines that withholding or deduction is required pursuant to applicable tax Law with respect to any payment required to be made under this Agreement to any holder of shares of ComSovereign Common Stock, the paying party shall provide such holder with a written notice of its intent to withhold or deduct from such payment as soon as reasonably practicable (and, in any case, with sufficient time to allow such holder to prepare and produce any documentation to eliminate or reduce such withholding or deduction).

1.9 Tax Consequences.

(a) It is intended by the Parties that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The Parties shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by applicable Law.

(b)  Each of ComSovereign and DA shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. DA shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, the Surviving Corporation shall continue ComSovereign’s historic business or will use a significant portion of ComSovereign’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMSOVEREIGN

ComSovereign hereby represents and warrants to DA, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by ComSovereign to DA, dated as of the Closing Date  (the “ComSovereign Disclosure Letter”), as set forth in this Article III. As used in this Article III, unless the context indicates otherwise, the term “ComSovereign Group” (as defined in Section 2.1(a) below) means each entity comprising the ComSovereign Group.

2.1 Organization and Qualification; No Subsidiaries.

(a) Each of ComSovereign and its wholly owned subsidiaries disclosed on Section 2.1(a) of the ComSovereign Disclosure Letter (together, the “ComSovereign Subsidiaries” and, together with ComSovereign, the “ComSovereign Group”), is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each member of the ComSovereign Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“ComSovereign Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such ComSovereign Approvals would not, individually or in the aggregate, have or reasonably be expected to have an ComSovereign Material Adverse Effect. Each member of the ComSovereign Group is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have an ComSovereign Material Adverse Effect.

(b) No Subsidiaries. ComSovereign has no subsidiaries, except for the ComSovereign Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the ComSovereign Subsidiaries. No member of the ComSovereign Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the ComSovereign Group directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

2.2 Certificate of Incorporation and Bylaws. ComSovereign has previously furnished or made available to DA complete and correct copies of the organizational documents of each member of the ComSovereign Group (e.g., certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. No member of the ComSovereign Group is in violation of any of the provisions of its organizational documents in any material respect.

2.3 Capital Stock of ComSovereign.

(a) The authorized capital stock of ComSovereign consists of the following:

(i) Preferred stock, $0.0001 par value: authorized shares of 20,000,000, of which no shares are issued and outstanding as of the Closing Date; and

(ii) ComSovereign Common Stock, $0.0001 par value: authorized shares 500,000,000 and 50,260,449 issued and outstanding as of the Closing Date;

(b) There are no shares of ComSovereign Common Stock or any ComSovereign Derivative Security held in the treasury of ComSovereign.

(c) No member of the ComSovereign Group has any Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity securities of any member of the ComSovereign Group.

(d) All outstanding shares of ComSovereign Common Stock have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”), and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(e) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which ComSovereign is a party or by which it is bound with respect to any equity security of any class of ComSovereign.

(f) The outstanding ComSovereign Common Stock is uncertificated.

2.4 Authority Relative to this Agreement. ComSovereign has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “ComSovereign Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining ComSovereign Stockholders’ Approval, to consummate the Contemplated Transactions and thereby. The execution and delivery of this Agreement and the ComSovereign Transaction Documents by ComSovereign and the consummation by ComSovereign of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of ComSovereign and no other corporate proceedings on the part of ComSovereign are necessary to authorize this Agreement and the ComSovereign Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, ComSovereign Stockholders’ Approval). This Agreement and the ComSovereign Transaction Documents have been duly and validly executed and delivered by ComSovereign and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of ComSovereign, enforceable against ComSovereign in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the ComSovereign Transaction Documents by each applicable member of the ComSovereign Group do not, and, subject to obtaining ComSovereign Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by each member of the ComSovereign Group will not: (i) conflict with or violate the organizational documents of any member of the ComSovereign Group; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 2.5(b) (or Section 2.5(a) of the ComSovereign Disclosure Letter), conflict with or violate any Law applicable to any member of the ComSovereign Group or by which their respective properties is bound or affected; (iii) except as set forth in Section 2.5(a) of the ComSovereign Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any member of the ComSovereign Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any member of the ComSovereign Group pursuant to, any material Contract to which any member of the ComSovereign Group is a party or by which any member of the ComSovereign Group or any of its respective properties are bound or affected; or (iv) other than as set forth in Section 2.3 of the ComSovereign Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to ComSovereign Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of ComSovereign Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have an ComSovereign Material Adverse Effect.

(b) The execution and delivery of this Agreement and the ComSovereign Transaction Documents by ComSovereign does not, and the performance of this Agreement and the ComSovereign Transaction Documents by ComSovereign will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have an ComSovereign Material Adverse Effect.

(c) On the basis of the certificates or acknowledgements executed by the stockholders and the holders of Derivative Securities of ComSovereign, to the Knowledge of ComSovereign, there are not more than 35 holders of ComSovereign Common Stock or ComSovereign Derivate Securities that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act; provided that the representation with respect to the holders of the Derivate Securities of ComSovereign shall only be to the extent that the issuance of the DA Common Stock to the holders of Derivative Securities of ComSovereign is required to qualify for an exemption from the registration requirements under Section 5 of the Securities Act.

2.6 Financial Statements.

(a) ComSovereign is not required to file any reports or documents with the SEC, other than a Form D for any securities issued in an offering exempt from the registration requirements of the Securities Act. ComSovereign has filed all required Form Ds with the SEC.

(b) The unaudited interim consolidated financial statements of ComSovereign as of and for the nine-month period ending September 30, 2019, including, in each case, the notes, if any, thereto (collectively, the “ComSovereign Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with generally accepted accounting principles of the United States applied on a consistent basis during the periods involved (“GAAP”), except as may be indicated therein in the notes thereto; (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to ComSovereign) and the absence of complete footnotes) in all material respects the financial position of ComSovereign as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of ComSovereign, which books and records are accurate and complete in all material respects.

(c) No member of the ComSovereign Group is a party to, nor does any such member of the ComSovereign Group have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the ComSovereign Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the ComSovereign Group in ComSovereign’s financial statements.

(d) No member of the ComSovereign Group currently has outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the ComSovereign Group.

2.7 Compliance; Permits.

(a) Except as set forth in Section 2.7(a) of the ComSovereign Disclosure Letter, no member of the ComSovereign Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to any member of the ComSovereign Group, or by which any of its respective properties is bound or affected; or (ii) any Contract to which any member of the ComSovereign Group is a party or by which any member of the ComSovereign Group or any of its respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have an ComSovereign Material Adverse Effect. No Governmental Entity has indicated in writing to any member of the ComSovereign Group an intention to conduct an investigation or review against any member of the ComSovereign Group, and, to the Knowledge of ComSovereign, no investigation or review by any Governmental Entity is pending or threatened against any member of the ComSovereign Group.

(b) The ComSovereign Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the ComSovereign Group as currently conducted (collectively, the “ComSovereign Permits”). To the Knowledge of ComSovereign, each member of the ComSovereign Group is in compliance in all material respects with the terms of each of the ComSovereign Permits applicable to it.

2.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2019 included in the ComSovereign Financial Statements or as disclosed in Section 2.8 of the ComSovereign Disclosure Letter or with respect to fees and expenses of third parties engaged in connection with the Merger and the transactions contemplated by this Agreement, the ComSovereign Group has not at such date, or has incurred since that date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $250,000.

2.9 Absence of Certain Changes or Events. Since September 30, 2019, except as described in Section 2.9 of the ComSovereign Disclosure Letter; no member of the ComSovereign Group has:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to ComSovereign, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, an ComSovereign Material Adverse Effect;

(d) entered into any Contract that would constitute an ComSovereign Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any ComSovereign Material Agreement or waived any material right with respect to any of the items disclosed in Section 2.18 of the ComSovereign Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.17 of the ComSovereign Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to the ComSovereign Option Plan or in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section 2.21 of the ComSovereign Disclosure Letter and other than wages and benefits as set forth in the payroll register of ComSovereign provided in Section 2.21 of the ComSovereign Disclosure Letter.

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of ComSovereign provided in Section 2.21 of the ComSovereign Disclosure Letter;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

2.10 Absence of Litigation. Except as otherwise provided in Section 2.10 of the ComSovereign Disclosure Letter, to the Knowledge of ComSovereign, there are no Legal Actions pending or threatened against any member of the ComSovereign Group, or any properties or rights of any member of the ComSovereign Group, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

2.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 2.11(a) of the ComSovereign Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) any member of the ComSovereign Group; or

(B) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with any member of the ComSovereign Group within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), under which any member of the ComSovereign Group or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the ComSovereign Group (the “ComSovereign Plans”).

(ii) ComSovereign has made available to DA, as applicable:

(A) correct and complete copies of all documents embodying each ComSovereign Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such ComSovereign Plan (or, in the case of any unwritten ComSovereign Plan, a written summary of the material provisions of such plan or agreement);

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ComSovereign Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ComSovereign Plan;

(D) all IRS determination, opinion, notification and advisory letters;

(E) all material correspondence to or from any Governmental Entity relating to any ComSovereign Plan;

(F) to the extent available, all COBRA forms and related notices within the last three (3) years;

(G) to the extent available, all discrimination tests for each ComSovereign Plan for the most recent three (3) plan years;

(H) the most recent annual actuarial valuations, if any, prepared for each ComSovereign Plan;

(I) the most recent annual and periodic accounting of each ComSovereign Plan assets;

(J) all material written agreements and contracts relating to each ComSovereign Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any ComSovereign Plan or proposed ComSovereign Plan;

(L) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each ComSovereign Plan; and

(M) all registration statements, annual reports and prospectuses prepared in connection with any ComSovereign Plan.

(b) Each member of the ComSovereign Group and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the ComSovereign Plans. Each ComSovereign Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such ComSovereign Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each ComSovereign Plan) has been brought, or to the Knowledge of ComSovereign is threatened, against or with respect to any such ComSovereign Plan. No member of the ComSovereign Group has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of ComSovereign, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any ComSovereign Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date and as of the Closing Date to the ComSovereign Plans have or will have been timely made or accrued.

(d) Any ComSovereign Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of ComSovereign, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. The ComSovereign Group does not have any plan or commitment to establish any new ComSovereign Plan, to materially modify any ComSovereign Plan (except to the extent required by Law or to conform any such ComSovereign Plan to the requirements of any applicable Law, in each case as previously disclosed to DA in writing, or as required by this Agreement), or to enter into any new ComSovereign Plan.

(e) No ComSovereign Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the ComSovereign Group nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the ComSovereign Group nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. ComSovereign is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any ComSovereign Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any ComSovereign Plan that would reasonably be expected to impose a material Liability on the ComSovereign Group.

(f) The ComSovereign Group does not have and is not required to have an International Employee Plan.

(g) The ComSovereign Group and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the ComSovereign Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and ComSovereign has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as set forth in Section 2.11(h) of the ComSovereign Disclosure Letter, neither the execution and delivery of this Agreement or the ComSovereign Transaction Documents nor the consummation of the Contemplated Transactions and thereby, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the ComSovereign Group under any ComSovereign Plan or otherwise; (ii) increase any benefits otherwise payable by ComSovereign to any employee or service provider; (iii) limit the right to merge, amend or terminate any ComSovereign Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by the ComSovereign Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of ComSovereign, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which ComSovereign is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Section 2.11(j) of the ComSovereign Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of each member of the ComSovereign Group whose rate of annual compensation equals or exceeds the amount requiring disclosure under Item 402 of Regulation SK promulgated by the SEC (assuming that such member of the ComSovereign Group was subject to such requirement, and without regard whether any such Person is a named executive officer, as defined by such regulation) and for each executive officer of the ComSovereign Group.

(k) Except as would not reasonably be expected to result in a material liability to the ComSovereign Group, each ComSovereign Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such ComSovereign Plan is subject to tax under Section 409A of the Code.

(l) The ComSovereign Group and each ERISA Affiliate has, for purposes of each ComSovereign Plan, correctly classified all individuals performing services for the ComSovereign Group as common law employees, leased employees, independent contractors or agents, as applicable.

2.12 Labor Matters.

(a) No member of the ComSovereign Group is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any member of the ComSovereign Group nor any member of the ComSovereign Group know of any activities or proceedings of any labor union to organize any such employees. No member of the ComSovereign Group has any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any member of the ComSovereign Group.

(b) Except as disclosed in Section 2.12(b) of the ComSovereign Disclosure Letter, during the past three (3) years: (i) each member of the ComSovereign Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of ComSovereign, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between any member of the ComSovereign Group (on the one hand) and any of the current or former employees or current or former workers of the ComSovereign Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of ComSovereign, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) no member of the ComSovereign Group has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of ComSovereign, no member of the ComSovereign Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of any member of the ComSovereign Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of ComSovereign, all of the employees of any member of the ComSovereign Group are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of ComSovereign, each member of the ComSovereign Group has properly treated all individuals performing rendered services to any member of the ComSovereign Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of any member of the ComSovereign Group.

2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon any member of the ComSovereign Group or to which any member of the ComSovereign Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of any member of the ComSovereign Group, any acquisition of property by any member of the ComSovereign Group or the conduct of business by any member of the ComSovereign Group as currently conducted.

2.14 Title to Property.

(a) No member of the ComSovereign Group owns any real property. Section 2.14 of the ComSovereign Disclosure Letter identifies by street address all real property leased or subleased by any member of the ComSovereign Group (the “ComSovereign Leased Real Estate”). All ComSovereign Leased Real Estate is leased or licensed to the applicable member of the ComSovereign Group pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to DA (collectively the “ComSovereign Leases”). The applicable members of the ComSovereign Group has a valid leasehold interest in ComSovereign Leased Real Estate, free and clear of all Liens. No member of the ComSovereign Group has subleased any ComSovereign Leased Real Estate. ComSovereign Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 2.14 of the ComSovereign Disclosure Letter. ComSovereign Leases are in full force and effect. To the Knowledge of ComSovereign, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or any member of the ComSovereign Group under the ComSovereign Leases. Each member of the ComSovereign Group has performed in all material respects all of the obligations on its part to be performed under the ComSovereign Leases. No written consent of any landlord or sublandlord or any licensor under ComSovereign Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the ComSovereign Transaction Documents except as otherwise provided in Section 2.14 of the ComSovereign Disclosure Letter.

(b) ComSovereign has not received written notice that the use or occupancy of ComSovereign Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending or, to the Knowledge of ComSovereign, threatened, condemnation proceedings with respect to any material portion of ComSovereign Leased Real Estate.

2.15 Taxes.

(a) Definition of Taxes.   For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts.

(b) Tax Returns and Audits. Except as may be disclosed by ComSovereign in Section 2.15 of the ComSovereign Disclosure Letter:

(i) To the Knowledge of ComSovereign, each member of the ComSovereign Group has timely filed all material federal, state, local and foreign returns, declarations, estimates, information statements and reports (including any schedule or attachment thereto) (“Tax Returns”) relating to Taxes required to be filed by such member of the ComSovereign Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii) ComSovereign has delivered or made available to DA correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by any member of the ComSovereign Group, and other material correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2016. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith) upon any assets of any member of the ComSovereign Group or their respective stock. All Taxes not yet due and payable have been properly accrued on the books of ComSovereign, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to DA are adequate in all material respects.

(iii) There is no Tax deficiency outstanding, proposed in writing or assessed against any member of the ComSovereign Group, nor has any member of the ComSovereign Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by any member of the ComSovereign Group with respect to any Taxes is currently in force.

(iv) No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of any member of the ComSovereign Group.

(v) No member of the ComSovereign Group has been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. No member of the ComSovereign Group has been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) Each member of the ComSovereign Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident stockholders and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii) No member of the ComSovereign Group has entered into any closing agreement which affects any Taxes of any member of the ComSovereign Group for any taxable year ending after the Closing Date. No member of the ComSovereign Group is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) No member of the ComSovereign Group has agreed to, and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date. No Taxing authority has proposed to any member of the ComSovereign Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. No member of the ComSovereign Group has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix) No asset of any member of the ComSovereign Group is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of any member of the ComSovereign Group has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(x) None of the assets of any member of the ComSovereign Group is property that any member of the ComSovereign Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xi) No written claim has been made that any member of the ComSovereign Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which any member of the ComSovereign Group does not file a Tax Return.

(xii) In the past five (5) years, no member of the ComSovereign Group has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xiii) No member of the ComSovereign Group has engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(c) Continuity of Interest.   Prior to the Merger, ComSovereign’s stockholders did not dispose of any ComSovereign Common Stock to ComSovereign or to any Person related to ComSovereign or receive any distribution from ComSovereign in a manner that would cause the Merger to violate the continuity of stockholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(d)  No Other Actions.   Neither any member of the ComSovereign Group nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) To the Knowledge of ComSovereign, each member of the ComSovereign Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) No member of the ComSovereign Group is required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of ComSovereign, there is no Environmental Claim pending or overtly threatened against any member of the ComSovereign Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

2.17 Intellectual Property.

(a) Section 2.17(a) of the ComSovereign Disclosure Letter contains an accurate and complete list of all ComSovereign Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 2.17(a) of the ComSovereign Disclosure Letter contains an accurate and complete list of all ComSovereign Intellectual Property Rights that are material to the business of ComSovereign. Section 2.17(a) of the ComSovereign Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the ComSovereign Group, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that the ComSovereign Group receives as “free software,” “open source software” or under a similar licensing or distribution model. Section 2.17(a) of the ComSovereign Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the ComSovereign Group. Section 2.17(a) of the ComSovereign Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2015 that the ComSovereign Group is obligated to provide maintenance or support thereunder (collectively, “ComSovereign Products”). No member of the ComSovereign Group owns or has any interest in any patents or patent applications.

(b) Section 2.17(b) of the ComSovereign Disclosure Letter lists any License Agreements and Contracts under which any member of the ComSovereign Group has granted any third-party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any ComSovereign Intellectual Property Right. Section 2.17(b) of the ComSovereign Disclosure Letter lists any License Agreements and Contracts under which (x) any member of the ComSovereign Group has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from any member of the ComSovereign Group or from escrow.

(c) No member of the ComSovereign Group is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of any member of the ComSovereign Group to use or enforce any ComSovereign Intellectual Property Rights.

(d) The ComSovereign Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all ComSovereign Intellectual Property Rights. Except as listed in Section 2.17(d) of the ComSovereign Disclosure Letter, ComSovereign is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each ComSovereign Registered Intellectual Property Right.

(e) To the Knowledge of ComSovereign, ComSovereign’s Licensed Intellectual Property Rights and ComSovereign Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the ComSovereign Group as currently conducted. To ComSovereign’s Knowledge, the conduct of the business of the ComSovereign Group as such business is currently conducted, including the design, development, marketing and sale of ComSovereign Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) The ComSovereign Group has not received any written, or, to the Knowledge of ComSovereign, oral, communications from any third party that claim that the operation of the business of the ComSovereign Group, or any act of any member of the ComSovereign Group, or any ComSovereign Product or service, or the use of any ComSovereign Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. No member of the ComSovereign Group has received any written communication from a third party pursuant to which the third party offered any member of the ComSovereign Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) No member of the ComSovereign Group has received written notice of, and there is no pending or, to the Knowledge of ComSovereign, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any ComSovereign Intellectual Property Rights. There is no pending or, to the Knowledge of ComSovereign, threatened, Legal Action relating to the business of the ComSovereign Group before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of ComSovereign’s Licensed Intellectual Property Rights or the rights of any member of the ComSovereign Group to use or exploit any of ComSovereign’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in an ComSovereign Material Adverse Effect.

(h) To the Knowledge of ComSovereign, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any ComSovereign Intellectual Property Rights. No member of the ComSovereign Group has brought any Legal Action against any third party alleging infringement, misappropriation or violation of ComSovereign Intellectual Property Rights that remain unresolved. The ComSovereign Group has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of ComSovereign Intellectual Property Rights.

(i) To the Knowledge of ComSovereign, ComSovereign Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to ComSovereign Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of ComSovereign, neither any member of the ComSovereign Group nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any ComSovereign Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any ComSovereign Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such ComSovereign Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such ComSovereign Registered Intellectual Property Rights.

(j) Each member of the ComSovereign Group has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. The ComSovereign Group has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the ComSovereign Group.

(k) Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the ComSovereign Group under such License Agreements or Contracts to the same extent the applicable member of the ComSovereign Group would have been able to had the Contemplated Transactions not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which the applicable member of the ComSovereign Group would otherwise be required to pay. The consummation of the Merger and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of ComSovereign’s License Agreements or any Contract with any customer of any member of the ComSovereign Group, or give any Person (other than ComSovereign) or a party to any of ComSovereign’s License Agreements or any Contract with any customer of any member of the ComSovereign Group the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from any member of the ComSovereign Group or from escrow, source code for Computer Software or other proprietary materials of any member of the ComSovereign Group; (iii) result in the loss or impairment of ComSovereign’s ownership of or right to use ComSovereign Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l) To ComSovereign’s Knowledge, since December 31, 2016, each member of the ComSovereign Group has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of the ComSovereign Group. Each member of the ComSovereign Group has complied in all material respects with all rules, policies and procedures established by ComSovereign from time to time with respect to the foregoing, if any. No claims are pending or, to ComSovereign’s Knowledge, threatened or likely to be asserted, against any member of the ComSovereign Group by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To ComSovereign’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(m) With respect to sensitive personally identifiable information, to ComSovereign’s Knowledge, each member of the ComSovereign Group has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of ComSovereign, there has been no unauthorized access to or other misuse of that information.

2.18 Material Agreements. Section 2.18 of the ComSovereign Disclosure Letter sets forth a list of all ComSovereign Material Agreements. All of the ComSovereign Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the member or members of the ComSovereign Group that is or are a party thereto and, to the Knowledge of ComSovereign, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by any member of the ComSovereign Group under any of the ComSovereign Material Agreements or, to the Knowledge of ComSovereign, events which with notice or the passage of time would constitute a material breach or default by any member of the ComSovereign Group, and, to the Knowledge of ComSovereign, there is no material breach or default from any other party under any of the ComSovereign Material Agreements. ComSovereign has made available to DA true and complete copies of all ComSovereign Material Agreements, including all amendments thereto. All consents and approvals required under the ComSovereign Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the Material Agreements have been obtained and are in full force and effect as of the Closing Date.

2.19 Customers and Suppliers. ComSovereign has delivered or made available to DA a list identifying each customer of the ComSovereign Group from which, for the twelve (12) month period ended December 31, 2018 or the nine (9)-month period ended September 30, 2019, the ComSovereign Group received revenue in excess of  $100,000 for such period (collectively, “ComSovereign Major Customers”). Section 2.19 of the ComSovereign Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to the ComSovereign Group for the twelve (12) month period ended December 31, 2018 and for the nine (9)-month period ended September 30, 2019. Within the preceding twelve (12) months, no member of the ComSovereign Group has received written or, to the Knowledge of ComSovereign, oral, notice that any ComSovereign Major Customer or supplier listed in Section 2.19 of the ComSovereign Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with any member of the ComSovereign Group; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with any member of the ComSovereign Group; or (iii) intends to refuse to pay any amount due to any member of the ComSovereign Group or seek to exercise any remedy against any member of the ComSovereign Group. No member of the ComSovereign Group has, within the past twelve (12) months, been engaged in any material dispute with any ComSovereign Major Customer or supplier listed in Section 2.19 of ComSovereign Disclosure Letter. Each member of the ComSovereign Group is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

2.20 Agreements with Regulatory Agencies. No member of the ComSovereign Group (a) is subject to any cease-and-desist or other Order issued by, (b) is a party to any Contract, consent agreement or memorandum of understanding with, (c) is a party to any commitment letter or similar undertaking to, (d) is subject to any order or directive by, (e) is a recipient of any extraordinary supervisory letter from, and (f) has adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the ComSovereign Group after the Effective Time, as presently conducted. No member of the ComSovereign Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in an ComSovereign Material Adverse Effect.

2.21 Related Party Transactions. Other than in respect of Contracts or interests related to employment in the Ordinary Course of Business or incentive arrangements under the ComSovereign Option Plan and as disclosed in Section 2.21 of the ComSovereign Disclosure Letter, no Related Party is a party to any Contract with or binding upon any member of the ComSovereign Group or any of their respective assets, rights or properties or has any interest in any property owned by any member of the ComSovereign Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2018.

2.22 Accounts Receivable. The accounts receivable of the ComSovereign Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the ComSovereign Group in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of the ComSovereign Group, subject to any material defenses, set-offs or counterclaims. Each member of the ComSovereign Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform. Each member of the ComSovereign Group will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

2.23 Deferred Revenue. The deferred revenue balance of the ComSovereign Group represents or will represent valid, bona fide obligations of the members of the ComSovereign Group to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to any member of the ComSovereign Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of ComSovereign, the obligations of each member of the ComSovereign Group under the Contracts underlying the deferred revenue amounts of each member of the ComSovereign Group were incurred in the Ordinary Course of Business consistent with past practices.

2.24 Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by any member of the ComSovereign Group are listed in Section 2.24 of the ComSovereign Disclosure Letter (the “ComSovereign Insurance Policies”) and true and complete copies of the ComSovereign Insurance Policies have been made available to DA. No member of the ComSovereign Group has received any written notice of cancellation or premium increase with respect to or alteration of coverage under any ComSovereign Insurance Policy with respect to such ComSovereign Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of the ComSovereign Group pending under any ComSovereign Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.25 Board Approval. The Board of Directors of ComSovereign has unanimously: (i) approved this Agreement and the Contemplated Transactions; (ii) determined that the Merger is fair to and in the best interests of the stockholders of ComSovereign; and (iii) recommended that the stockholders of ComSovereign approve and adopt this Agreement and approve the Merger (collectively, the “ComSovereign Board Recommendation”).

2.26 Stockholder Approval. The holders of the outstanding shares of ComSovereign Common Stock have (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the Merger is fair to and in the best interests of the stockholders of ComSovereign.

2.27 Brokers. ComSovereign has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DA

DA hereby represents and warrants to ComSovereign, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by DA to ComSovereign, dated as of the Closing Date  (the “DA Disclosure Letter”) or as disclosed in the DA SEC Documents, as set forth below in this Article IV. As used in this Article IV, unless the context indicates otherwise, the term “DA Group” (as defined in Section 3.1(a)) means each entity comprising the DA Group.

3.1 Organization and Qualification; Subsidiaries.

(a) Each of DA and its wholly owned subsidiaries disclosed on Section 3.1(a) of the DA Disclosure Letter (together, the “DA Subsidiaries” and, together with DA, the “DA Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The DA Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“DA Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such DA Approvals would not, individually or in the aggregate, have or reasonably be expected to have a DA Material Adverse Effect. Each member of the DA Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a DA Material Adverse Effect.

(b) No Subsidiaries. DA has no subsidiaries, except for the DA Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the DA Subsidiaries. None of the DA Subsidiaries has any subsidiaries, or owns any debt, equity or other similar interest in any other Person. No member of the DA Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the DA Group directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

3.2 Articles of Incorporation and Bylaws. DA has previously furnished or made available to ComSovereign complete and correct copies of the organizational documents of each member of the DA Group (e.g., articles or certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. No member of the DA Group is in violation of any of the provisions of its organizational documents in any material respect.

3.3 Capital Stock of DA. The authorized and issued capital stock of DA consists of the following:

(a) Preferred stock, $0.0001 par value: authorized shares of 100,000,000, of which no shares are designated, issued or outstanding as of the Closing Date.

(b) DA Common Stock, $0.0001 par value: authorized shares 300,000,000 of which 31,126,243 shares are issued and outstanding as of the Closing Date;

(c) 11,265,000 of shares of DA Common Stock reserved for issuance for the exercise or conversion of all issued or granted Derivative Securities, including:

(i) Warrants to acquire 270,000 shares of DA Common Stock;

(ii) 2,300,000 Restricted Stock Units (the “DA RSUs”) granted under the DA 2015 Equity Incentive Plan (the “DA Option Plan”); and

(iii) Options to acquire 8,695,000 shares of DA Common Stock (the “DA Options”) granted to various Persons.

(d) There are 100,000 shares of DA Common Stock or any DA Derivative Security held in the treasury of DA.

(e) There are no Derivative Securities issued by DA (or otherwise outstanding) other than as described in Section 3.3(c) of the DA Disclosure Letter or in DA SEC Documents;

(f) Section 3.3(f) of the DA Disclosure Letter or the DA SEC Documents set forth the following information with respect to each Derivative Security issued by DA as of the Closing Date:

(i) the number of shares of DA Common Stock subject to such Derivative Security;

(ii) the exercise price of such DA Option

(iii) the cash value (if any) of a DA RSU;

(iv) the terms of any note that is a Derivative Security;

(v) the date on which such DA Option or DA RSU was granted and the applicable vesting schedule;

(vi) the date on which such DA Option or DA RSU expires;

(vii) the maturity date for each note that is a Derivative Security;

(viii) whether the exercisability or right to convert any Derivative Security will be accelerated in any way by the Contemplated Transactions, and a summary of the rights acceleration.

(g) DA has made available to ComSovereign accurate and complete copies of each agreement, instrument or certificate evidencing a Derivative Security. All shares of DA Common Stock subject to the issuance upon the exercise or conversion of any Derivative Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(h) All outstanding shares of DA Common Stock, all outstanding DA Options and DA RSUs under the DA Option Plan have been issued and granted in compliance in all material respects with: (i) all Law, and any domestic or foreign Order or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(i) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which DA is a party or by which it is bound with respect to any equity security of any class of DA.

(j) The authorized capital stock of Merger Sub consists of ten shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding, and which is owned by DA.

(k) There are no Derivative Securities issued by any Subsidiary (or otherwise outstanding).

3.4 Authority Relative to this Agreement. Each of DA and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “DA Transaction Documents”) and to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions and thereby. The execution and delivery of this Agreement and the DA Transaction Documents by DA and Merger Sub, and the consummation by DA and Merger Sub of the Contemplated Transactions and thereby, have been duly and validly authorized by all necessary corporate action on the part of DA and Merger Sub, and no other corporate proceedings on the part of DA or Merger Sub are necessary to authorize this Agreement and the DA Transaction Documents or to consummate the transactions so contemplated. This Agreement and the DA Transaction Documents have been duly and validly executed and delivered by DA and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of DA and Merger Sub, enforceable against DA and Merger Sub in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the DA Transaction Documents by each applicable member of the DA Group do not, and the performance of this Agreement and the Transaction Documents by each member of the DA Group will not: (i) conflict with or violate the organizational documents of any member of the DA Group; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.5(b) (or Section 3.5(a) of the DA Disclosure Letter), conflict with or violate any Law applicable to the DA Group or by which its properties is bound or affected; (iii) except as set forth in Section 3.5(a) of the DA Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the DA Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the DA Group pursuant to, any material Contract to which any member of the DA Group is a party or by which any member of the DA Group or any of its respective properties are bound or affected; or (iv) other than as set forth in Section 3.3(f) of the DA Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to DA Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of DA Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a DA Material Adverse Effect.

(b) The execution and delivery of this Agreement and the DA Transaction Documents by DA and Merger Sub do not, and the performance of this Agreement and the DA Transaction Documents by DA and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the OTC Markets; (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a DA Material Adverse Effect.

3.6 Reports and Financial Statements.

(a) DA has filed all forms, reports and documents required to be filed with the SEC since January 1, 2018 (all such required forms, reports and documents are referred to herein as the “DA SEC Documents”), all of which are available to ComSovereign through the SEC’s EDGAR database. As of their respective dates, the DA SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DA SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the DA SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited consolidated financial statements of DA as of December 31, 2018 and unaudited interim consolidated financial statements of DA as of and for the period ending September 30, 2019, including, in each case, the notes, if any, thereto (collectively, the “DA Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to DA) and the absence of complete footnotes) in all material respects the financial position of DA as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of DA, which books and records are accurate and complete in all material respects.

(c) No member of the DA Group is a party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the DA Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the DA Group in DA’s financial statements.

(d) No member of the DA Group has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the DA Group.

3.7 Compliance; Permits.

(a) No member of the DA Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to any entity comprising the DA Group, or by which any of its respective properties is bound or affected; or (ii) any Contract to which any entity comprising the DA Group is a party or by which any entity comprising the DA Group or any of each entity’s respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a DA Material Adverse Effect. No Governmental Entity has indicated in writing to any entity comprising the DA Group an intention to conduct an investigation or review against any entity comprising the DA Group, and, to the Knowledge of DA, no investigation or review by any Governmental Entity is pending or overtly threatened against any entity comprising the DA Group.

(b) The DA Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the DA Group as currently conducted (collectively, the “DA Permits”). To the Knowledge of DA, each member of the DA Group is in compliance in all material respects with the terms of each of the DA Permits.

3.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2019 included in the DA Financial Statements or as disclosed in Section 3.8 of the DA Disclosure Letter or in DA SEC Documents or with respect to fees and expenses of third parties engaged in connection with this Merger and the transactions contemplated by this Agreement, no member of the DA Group has at such date, or has incurred since that date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $250,000.

3.9 Absence of Certain Changes or Events. Since the date of the most recent financial statement included in the DA Financial Statements, except (i) as described in Section 3.9 of the DA Disclosure Letter or in DA SEC Documents; or (ii) with the consent of ComSovereign, no member of the DA Group has:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to DA, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a DA Material Adverse Effect;

(d) entered into any Contract that would constitute a DA Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any DA Material Agreement or waived any material right with respect to any of the items disclosed in Section 3.18 of the DA Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.17 of the DA Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to the DA Option Plan or in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section 3.21 of the DA Disclosure Letter or in DA SEC Documents other than wages and benefits as set forth in the payroll register of DA provided in Section 3.21 of the DA Disclosure Letter;

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of DA provided in Section 3.21 of the DA Disclosure Letter;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

3.10 Absence of Litigation. To the Knowledge of DA, there are no Legal Actions pending or threatened against any member of the DA Group, or any properties or rights of any member of the DA Group, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

3.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 3.11(a) of the DA Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) Any member of the DA Group; or

(B) any trade or business (whether or not incorporated) which is an ERISA Affiliate, under which any member of the DA Group or any ERISA Affiliate thereof has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the DA Group (the “DA Plans”).

(ii) DA has made available to ComSovereign, as applicable:

(A) correct and complete copies of all documents embodying each DA Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such DA Plan (or, in the case of any unwritten DA Plan, a written summary of the material provisions of such plan or agreement);

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each DA Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each DA Plan;

(D) all IRS determination, opinion, notification and advisory letters;

(E) all material correspondence to or from any Governmental Entity relating to any DA Plan;

(F) to the extent available, all COBRA forms and related notices within the last three (3) years;

(G) to the extent available, all discrimination tests for each DA Plan for the most recent three (3) plan years;

(H) the most recent annual actuarial valuations, if any, prepared for each DA Plan;

(I) the most recent annual and periodic accounting of each DA Plan assets;

(J) all material written agreements and contracts relating to each DA Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any DA Plan or proposed DA Plan;

(L) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each DA Plan; and

(M) all registration statements, annual reports and prospectuses prepared in connection with any DA Plan.

(b) Each member of the DA Group and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the DA Plans. Each DA Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such DA Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each DA Plan) has been brought, or to the Knowledge of DA is threatened, against or with respect to any such DA Plan. No member of the DA Group has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of DA, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any DA Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the DA Plans have or will have been timely made or accrued.

(d) Any DA Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of DA, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. No member of the DA Group has any plan or commitment to establish any new DA Plan, to materially modify any DA Plan (except to the extent required by Law or to conform any such DA Plan to the requirements of any applicable Law, in each case as previously disclosed to ComSovereign in writing, or as required by this Agreement), or to enter into any new DA Plan.

(e) No DA Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither any member of the DA Group nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither any member of the DA Group nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. No member of the DA Group is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any DA Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any DA Plan that would reasonably be expected to impose a material Liability on the DA Group.

(f) The DA Group does not have and is not required to have an International Employee Plan.

(g) The DA Group and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the DA Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and the DA Group has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as provided in Section 3.3(f) of DA Disclosure Letter, neither the execution and delivery of this Agreement or the DA Transaction Documents nor the consummation of the Contemplated Transactions and thereby, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of any member of the DA Group under any DA Plan or otherwise; (ii) increase any benefits otherwise payable by DA to any employee or service provider; (iii) limit the right to merge, amend or terminate any DA Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by the DA Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of DA, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which DA is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Section 3.11(j) of the DA Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of each member of the DA Group whose rate of annual compensation equals or exceeds the amount requiring disclosure under Item 402 of Regulation SK promulgated by the SEC (without regard whether any such Person is a named executive officer, as defined by such regulation) and for each executive officer of the DA Group.

(k) Except as would not reasonably be expected to result in a material liability to the DA Group, each DA Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such DA Plan is subject to tax under Section 409A of the Code.

(l) The DA Group and each ERISA Affiliate has, for purposes of each DA Plan, correctly classified all individuals performing services for the DA Group as common law employees, leased employees, independent contractors or agents, as applicable.

3.12 Labor Matters.

(a) No member of the DA Group is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any member of the DA Group nor does any member of the DA Group know of any activities or proceedings of any labor union to organize any such employees. No member of the DA Group has any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any members of the DA Group.

(b) During the past three (3) years: (i) each member of the DA Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) except as disclosed in Section 3.12(b) of the DA Disclosure Letter or in DA SEC Documents, to the Knowledge of DA, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between any member of the DA Group (on the one hand) and any of the current or former employees or current or former workers of the DA Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of DA, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) no member of the DA Group has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of DA, no member of the DA Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of any member of the DA Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of DA, all of the employees of any member of the DA Group are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of DA, each member of the DA Group has properly treated all individuals performing rendered services to any member of the DA Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of any member of the DA Group.

3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon any member of the DA Group or to which any member of the DA Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of any member of the DA Group, any acquisition of property by any member of DA Group or the conduct of business by any member of DA Group as currently conducted, in each case, except as may be disclosed by DA in Section 3.13 of the DA Disclosure Letter or in DA SEC Documents.

3.14 Title to Property.

(a) No member of the DA Group owns any real property. Section 3.14 of the DA Disclosure Letter identifies by street address all real property leased or subleased by any member of the DA Group (the “DA Leased Real Estate”). All DA Leased Real Estate is leased or licensed to the applicable member of the DA Group pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to ComSovereign (collectively the “DA Leases”). The applicable members of the DA Group has a valid leasehold interest in DA Leased Real Estate, free and clear of all Liens. No member of the DA Group has subleased any DA Leased Real Estate. DA Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 3.14 of the DA Disclosure Letter or in DA SEC Documents. DA Leases are in full force and effect. To the Knowledge of DA, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or any member of the DA Group under the DA Leases. Each member of the DA Group has performed in all material respects all of the obligations on its part to be performed under the DA Leases. No written consent of any landlord or sublandlord or any licensor under DA Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the DA Transaction Documents except as otherwise provided in Section 3.14 of the DA Disclosure Letter or in DA SEC Documents.

(b) The DA Group has not received written notice that the use or occupancy of DA Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending, or, to the Knowledge of DA, threatened, condemnation proceedings with respect to any material portion of DA Leased Real Estate.

3.15 Taxes.

(a) Tax Returns and Audits. Except as may be disclosed by DA in Section 3.15 of the DA Disclosure Letter or in DA SEC Documents:

(i) To the Knowledge of DA, each member of the DA Group has timely filed all material federal, state, local and foreign Tax Returns relating to Taxes required to be filed by such member of the DA Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii) DA has delivered or made available to ComSovereign correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by any member of the DA Group, and other material correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2016. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith) upon any assets of any member of the DA Group or their respective stock or membership interests. All Taxes not yet due and payable have been properly accrued on the books of the DA, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to ComSovereign are adequate in all material respects.

(iii) There is no Tax deficiency outstanding, proposed in writing or assessed against any member of the DA Group, nor has any member of the DA Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by any member of the DA Group with respect to any Taxes is currently in force.

(iv) No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of any member of the DA Group.

(v) No member of the DA Group has been a member of any consolidated, combined or unitary group with any entity other than one or more other members of the DA Group for federal, state, local or foreign Tax purposes. No member of the DA Group has been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) Each member of the DA Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident stockholders and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii) No member of the DA Group has entered into any closing agreement which affects any Taxes of any member of the DA Group for any taxable year ending after the Closing Date. No member of the DA Group is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) No member of the DA Group has agreed to and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date. No Taxing authority has proposed to any member of the DA Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. No member of the DA Group has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix) No asset of any member of the DA Group is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of any member of the DA Group has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(x) None of the assets of any member of the DA Group is property that any member of the DA Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xi) No written claim has been made that any member of the DA Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which any member of the DA Group does not file a Tax Return.

(xii) In the past five (5) years, no member of the DA Group has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xiii) No member of the DA Group has engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(b) No Other Actions.   Neither any member of the DA Group nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters.

(a) To the Knowledge of DA, each member of the DA Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) No member of the DA Group is required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of DA, there is no Environmental Claim pending or overtly threatened against any member of the DA Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

3.17 Intellectual Property.

(a) Section 3.17(a) of the DA Disclosure Letter contains an accurate and complete list of all DA Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 3.17(a) of the DA Disclosure Letter contains an accurate and complete list of all DA Intellectual Property Rights that are material to the business of the DA Group. Section 3.17(a) of the DA Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the DA Group, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that the DA Group receives as “free software”, “open source software” or under a similar licensing or distribution model. Section 3.17(a) of the DA Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the DA Group. Section 3.17(a) of the DA Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2015 that the DA Group is obligated to provide maintenance or support thereunder (collectively, “DA Products”). No member of the DA Group owns or has any interest in any patents or patent applications.

(b) Section 3.17(b) of the DA Disclosure Letter lists any License Agreements and Contracts under which any member of the DA Group has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any DA Intellectual Property Right. Section 3.17(b) of the DA Disclosure Letter lists any License Agreements and Contracts under which (x) any member of the DA Group has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from any member of the DA Group or from escrow.

(c) No member of the DA Group is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of the DA Group to use or enforce any DA Intellectual Property Rights.

(d) The DA Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all DA Intellectual Property Rights. Except as listed in Section 3.17(d) of the DA Disclosure Letter or in DA SEC Documents, DA is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each DA Registered Intellectual Property Right.

(e) To the Knowledge of DA, DA’s Licensed Intellectual Property Rights and DA Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the DA Group as currently conducted. To DA’s Knowledge, the conduct of the business of the DA Group as such business is currently conducted, including the design, development, marketing and sale of DA Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) The DA Group has not received any written, or, to the Knowledge of DA, oral communications from any third party that overtly claim that the operation of the business of the DA Group, or any act of any member of the DA Group, or any DA Product or service, or the use of any DA Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. No member of the DA Group has received any written communication from a third party pursuant to which the third party offered any member of the DA Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) No member of the DA Group has received written notice of, and there is no pending, or, to the Knowledge of DA, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any DA Intellectual Property Rights. There is no pending, or, to the Knowledge of DA, threatened, Legal Action relating to the business of the DA Group before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of DA’s Licensed Intellectual Property Rights or the rights of any member of the DA Group to use or exploit any of DA’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a DA Material Adverse Effect.

(h) To the Knowledge of DA, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any DA Intellectual Property Rights. No member of the DA Group has brought any Legal Action against any third party alleging infringement, misappropriation or violation of DA Intellectual Property Rights that remain unresolved. The DA Group has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of DA Intellectual Property Rights.

(i) To the Knowledge of DA, DA Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to DA Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of DA, neither any member of the DA Group nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any DA Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any DA Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such DA Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such DA Registered Intellectual Property Rights.

(j) Each member of the DA Group has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. The DA Group has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the DA Group.

(k) The consummation of the Merger and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of DA’s License Agreements or any Contract with any customer of any member of the DA Group, or give any Person (other than the DA Group) or a party to any of DA’s License Agreements or any Contract with any customer of any member of the DA Group the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from any member of the DA Group or from escrow, source code for Computer Software or other proprietary materials of any member of the DA Group; (iii) result in the loss or impairment of any member of the DA Group’s ownership of or right to use DA Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l) To DA’s Knowledge, since December 31, 2016, each member of the DA Group has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of such member of the DA Group. To DA’s Knowledge, each member of the DA Group has complied in all material respects with all rules, policies and procedures established by the DA Group from time to time with respect to the foregoing, if any. No claims are pending, or, to DA’s Knowledge, threatened or likely to be asserted, against any member of the DA Group by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To DA’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(m) With respect to sensitive personally identifiable information, to DA’s Knowledge, each member of the DA Group has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of DA, there has been no unauthorized access to or other misuse of that information.

3.18 Material Agreements. Section 3.18 of the DA Disclosure Letter sets forth a list of all DA Material Agreements. All of DA Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the member or members of the DA Group that is or are a party thereto and, to the Knowledge of DA, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by any member of the DA Group under any of DA Material Agreements or, to the Knowledge of DA, events which with notice or the passage of time would constitute a material breach or default by any member of the DA Group, and, to the Knowledge of DA, there is no material breach or default from any other party under any of DA Material Agreements. DA has made available to ComSovereign true and complete copies of all DA Material Agreements, including all amendments thereto. All consents and approvals required under the DA Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the Material Agreements have been obtained and are in full force and effect as of the Closing Date

3.19 Customers and Suppliers. DA has delivered or made available to ComSovereign a list identifying each customer of the DA Group from which, for the twelve (12) month period ended December 31, 2018 and the nine (9)-month period ended September 30, 2019, the DA Group received revenue in excess of  $100,000 for such period (collectively, “DA Major Customers”). Section 3.19 of the DA Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to the DA Group for the twelve (12) month period ended December 31, 2018 or the nine (9)-month period ended September 30, 2019. Within the preceding twelve (12) months, no member of the DA Group has received written or, to the Knowledge of DA, oral notice that any DA Major Customer or supplier listed in Section 3.19 of the DA Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with the any member of the DA Group; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with any member of the DA Group; or (iii) intends to refuse to pay any amount due to any member of the DA Group or seek to exercise any remedy against any member of the DA Group. No member of the DA Group has, within the past twelve (12) months, been engaged in any material dispute with any DA Major Customer or supplier listed in Section  3.19 of DA Disclosure Letter. Each member of the DA Group is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

3.20 Agreements with Regulatory Agencies. No member of the DA Group is subject to a Regulatory Agreement issued by or with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the DA Group’s ability to conduct the business of the DA Group after the Effective Time, as presently conducted. No member of the DA Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a DA Material Adverse Effect.

3.21 Related Party Transactions. Other than in respect of Contracts or interests related to employment in the Ordinary Course of Business or incentive arrangements under the DA Option Plan and as disclosed in Section 3.21 of the DA Disclosure Letter or in DA SEC Documents, no Related Party is a party to any Contract with or binding upon any member of the DA Group or any of their respective assets, rights or properties or has any interest in any property owned by any member of the DA Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2018.

3.22 Accounts Receivable. The accounts receivable of the DA Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the DA Group in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of DA, subject to any material defenses, set-offs or counterclaims. The DA Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. Each member of the DA Group will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

3.23 Deferred Revenue. The deferred revenue balance of the DA Group represents or will represent valid, bona fide obligations of the members of the DA Group to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to any member of the DA Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of DA, the obligations of each member of the DA Group under the Contracts underlying the deferred revenue amounts of each member the DA Group were incurred in the Ordinary Course of Business consistent with past practices.

3.24 Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by any member of the DA Group are listed in Section 3.24 of the DA Disclosure Letter (the “DA Insurance Policies”) and true and complete copies of the DA Insurance Policies have been made available to ComSovereign. No member of the DA Group has received any written notice of cancellation or premium increase with respect to or alteration of coverage under any DA Insurance Policy with respect to such DA Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of the DA Group pending under any DA Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.25 Board Approval. The DA Board has unanimously (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the Merger is fair to and in the best interests of the stockholders of DA (collectively, the “DA Board Recommendation”). The Board of Directors of Merger Sub has unanimously approved this Agreement and the Contemplated Transactions.

3.26 Stockholder Votes. No vote of the holders of the outstanding shares of any class or series of DA’s capital stock is required by the DGCL or DA’s Articles of Incorporation or Bylaws for DA to execute and deliver this Agreement and approve the Merger and the Contemplated Transactions. The affirmative vote of DA as the sole shareholder of Merger Sub has been obtained as of the Closing Date, and is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the Contemplated Transactions.

3.27 Brokers. The DA Group has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
COVENANTS

4.1 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, DA shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Effective Time, a director or officer of ComSovereign or DA (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that are based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of ComSovereign or DA, as the case may be, and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the Contemplated Transactions) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided that DA shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party or exceed the scope of similar obligations owed by DA to its directors and officers as of the Effective Time. Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), DA will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 4.1, upon learning of any such Legal Action, shall notify DA, but the failure so to notify DA shall not relieve DA from any Liability which it may have under this paragraph except to the extent such failure actually and materially prejudices DA.

(b) Except to the extent required by Law, from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, DA will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in its Certificate of Incorporation and Bylaws (or such documents of any successor to DA) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of ComSovereign or DA prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

(c) If DA or any of its successors or assigns, directly or indirectly: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, DA shall cause proper provision to be made so that the successors and assigns of DA shall assume the applicable obligations of such party set forth in Section 4.1.

(d) The provisions of this Section 4.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the Certificate of Incorporation, bylaws or other comparable charter documents of ComSovereign or DA or any of their respective subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with ComSovereign or DA, as the case may be.

4.2 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense.

4.3 Stockholder Litigation. Each Party shall promptly provide a notice to the other of any Legal Action brought by any stockholder of such Party against such Party and/or its Representatives relating to this Agreement or the Contemplated Transactions, including the Merger (each a “Transaction Legal Action”), and shall promptly inform such other Parties of the status thereof.

4.4 Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by ComSovereign and DA. Thereafter, ComSovereign and DA agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of any Party, concerning the Contemplated Transactions shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance.

4.5 Certain Tax Matters. None of the Surviving Corporation, DA or ComSovereign shall take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V
DEFINED TERMS

5.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(a) “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

(b) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(c) “Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

(d) “Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

(e) “ComSovereign Option Plan” means the ComSovereign Incentive Stock Option Plan.

(f) “ComSovereign Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to ComSovereign.

(g) “ComSovereign Material Adverse Effect” means a Material Adverse Effect on the ComSovereign Group.

(h) “ComSovereign Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in ComSovereign Intellectual Property Rights.

(i) “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between DA and ComSovereign dated October 18, 2019.

(j) “Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and in the other Transaction Documents.

(k) “Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

(l) “DA Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to DA or any of its subsidiaries, as applicable.

(m) “DA Material Adverse Effect” means a Material Adverse Effect on DA.

(n) “DA Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in DA Intellectual Property Rights.

(o) “Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

(p) “DOL” means the United States Department of Labor.

(q) “Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the ComSovereign Leased Real Estate or DA Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

(r) “Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(s) “Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

(t) “Financial Advisor” means any investment bank or financial advisor or Person that acts in any similar capacity that provides financial or investment advisor services to a Party in connection with the Merger.

(u) “Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

(v) “Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons; (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness: (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness; and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

(w) “Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

(x) “International Employee Plan” means an employee plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

(y) “IRS” means the United States Internal Revenue Service.

(z) “Knowledge” means, with respect to ComSovereign or any member of the ComSovereign Group, the actual knowledge after reasonable enquiry of the Persons listed in Section 1.5(b), and with respect to DA, the actual knowledge after reasonable enquiry of Daniyel Erdberg or Kendall Carpenter; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third-party contractors.

(aa) “Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

(bb) “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

(cc) “License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

(dd) “Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

(ee) “Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

(ff) “Material Adverse Effect” means any event, occurrence, fact, condition, state of facts or development or change which, individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, results of operations, condition (financial or otherwise), properties, assets liabilities or results of operations of the specified Party and its subsidiaries, taken as a whole; or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counterparty to any Contract of such Party; (C) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (D) changes (including changes of applicable Law) or general conditions in the industry in which such Party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Transaction Legal Action, to the extent relating to the negotiations between the Parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 4.4); provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Party, compared to other participants in the industries in which such Party conducts its businesses.

(gg) “Material Agreements” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such Party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such Party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the Effective Date and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the Contemplated Transactions; (m) relates to any loan to any directors, officers or Affiliates of such Party; (n) relates to voting, transfer or other arrangements related to any equity interests of such Party or warrants, options or other rights to acquire any equity interests of such Party (other than this Agreement, the Merger and the Contemplated Transactions); or (o) is otherwise material to the operations and business of such Party.

(hh) “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ii) “OTC Markets” means the OTCQB level of the OTC Markets on which the DA Common Stock is trading.

(jj) “Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

(kk) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(ll) “Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

(mm) “Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivate Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

(nn) “Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

(oo) “Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

(pp) “SEC” means the U.S. Securities and Exchange Commission.

(qq) “subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

(rr) “Transaction Documents” means this Agreement and the documents, agreements and instruments referenced herein or entered into in connection with this Agreement, the Merger or the other Contemplated Transactions.

ARTICLE VI
GENERAL PROVISIONS

6.1 Limited Survival of Representations and Warranties. The representations and warranties of ComSovereign and DA contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is 180 days after the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Effective Time shall survive the Closing Date.

6.2 Notices.

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 6.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2(a)):

(b) if to DA or Merger Sub, to:

Drone Aviation Holding Corp.

11651 Central Parkway, #118

Jacksonville, Florida 32224

Attention: Daniyel Erdberg

Email: derdberg@droneaviationcorp.com

with a copy to (which will not constitute notice to DA):

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Attention: Laura Anthony, Esq. and John Cacomanolis, Esq.

Email: lanthony@antonypllc.com, jcacomanolis@anthonypllc.com

(c) if to ComSovereign, to:

ComSovereign Corp.

6600 N. Eagle Ridge Drive

Tucson, AZ 85750

Attention: Daniel Hodges

Email: dhodges@comsovereign.com

 with a copy to (which will not constitute notice to ComSovereign):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

6.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall mean this Agreement together with the ComSovereign Disclosure Letter and the DA Disclosure Letter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.5  Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder.

6.6 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the Parties at any time as set forth in a written instrument duly executed by or on behalf of each Party.

6.7 Waiver. Any Party, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other Party contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such Party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion

6.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the Court of Chancery of the State of Delaware. In the event (but only in the event) that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action or proceeding, then the Parties will submit to personal jurisdiction of any federal court in the State of Delaware. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6.2.

6.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that DA does not terminate this Agreement in accordance with its terms, DA shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which DA is entitled at law or in equity; and (ii) provided that ComSovereign does not terminate this Agreement in accordance with its terms, ComSovereign shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which ComSovereign is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

6.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

6.12 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

6.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13

6.14 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the Effective Date.

Drone Aviation Holding Corp.

By:	/s/ Daniyel Erdberg
Name: Daniyel Erdberg
Title: Chief Executive Officer

DACS Merger Sub, Inc.

By:	/s/ Kendall Carpenter
Name: Kendall Carpenter
Title: Chief Executive Officer

ComSovereign Corp.

By:	/s/ Daniel Hodges
Name: Daniel Hodges
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule I - Index to Certain Defined Terms

Term	Section
Agreement	Preamble
Blue Sky Laws	2.5(b)
Certificate of Merger	1.2
Code	Preamble
Closing	1.2
COBRA	2.11(g)
Code	Recitals
ComSovereign	Preamble
ComSovereign Approvals
ComSovereign Board Recommendation	2.25
ComSovereign Board	Recitals
ComSovereign Common Stock	1.6(a)
ComSovereign Disclosure Letter	ARTICLE II
ComSovereign Financial Statements	2.6(b)
ComSovereign Insurance Policies	2.24
ComSovereign Leased Real Estate	2.14(a)
ComSovereign Leases	2.14(a)
ComSovereign Major Customers	2.19
ComSovereign Permits	2.7(b)
ComSovereign Plans	2.11(a)(i)(B)
ComSovereign Products	2.17(a)
ComSovereign Stockholders’ Approval	2.26
ComSovereign Group	2.1(a)
DA	Preamble
DA Approvals	3.1(a)
DA Board	Preamble
DA Board Recommendation	3.25
DA Common Stock	1.6(a)
DA Disclosure Letter	ARTICLE III
DA Financial Statement	3.6(b)
DA Group	3.1(a)
DA Insurance Policies	3.24
DA Leases	3.14(a)
DA Leased Real Estate	3.14(a)
DA Major Customers	3.19
DA Options	3.3(c)(iii)
DA Option Plan	3.7(b)
DA Outstanding Shares	1.6(a)
DA Permits	3.7(b)
DA Plans	3.11(a)(i)(B)
DA Products	3.17(a)
DA RSUs	3.3(c)
DA SEC Documents	3.6(a)
DA Transaction Documents	3.4
Term	Section
DGCL	Recitals
Effective Time	1.2
ERISA Affiliate	2.11(a)(i)(B)
ERISA	2.11(a)(i)
Exchange Act	2.5(b)
Exchange Ratio	1.6(a)
GAAP	2.6(b)
Governmental Entity	2.5(b)
Indemnified Liabilities	4.1(a)
Indemnified Parties	4.1(a)
Law	2.3(d)
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger	1.1
Merger Shares	1.6(a)
Order	2.3(d)
Party and Parties	Preamble
Regulatory Agreement	2.20
Sarbanes-Oxley Act	2.6(d)
Securities Act	2.5(b)
Surviving Corporation	1.1
Tax Returns	2.15(b)(i)
Tax	2.15(a)
Tendered Shares	1.8(b)(i)
Transaction Legal Action	4.3